Dated: January 1, 2020

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT BETWEEN

PRAXIS MUTUAL FUNDS

AND

EVERENCE CAPITAL MANAGEMENT, INC.

NAME OF FUND	COMPENSATION(1)
Praxis Impact Bond Fund	Annual rate of forty-one-hundredths of one percent (0.40%) of the average daily net assets of such Fund.
Praxis Value Index Fund	Annual rate of thirty-one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.
Praxis Growth Index Fund	Annual rate of thirty-one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.
Praxis Small Cap Index Fund	Annual rate of thirty-one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.
Praxis Genesis Conservative Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.
Praxis Genesis Balanced Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.
Praxis Genesis Growth Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.
Praxis International Index Fund

Annual rate of fifty-three one-hundredths of one percent (0.53%) of the average daily net assets of such Fund up to and including $100 million; forty-one one hundredths of one percent (0.41%) of the average daily net assets of such Fund over $100 million and up to $500 million; and thirty-eight one-hundredths of one percent (0.38%) of the average daily net assets of such Fund over $500 million.

PRAXIS MUTUAL FUNDS		EVERENCE CAPITAL MANAGEMENT, INC.

By:	/s/ Chad M. Horning	By:	/s/ Marlo J. Kauffman
Name:	Chad M. Horning	Name:	Marlo J. Kaffman
Title:	President	Title:	Assistant Secretary

(1)	All fees are computed daily and paid monthly